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                                                                    EXHIBIT 99.2


         Form of Stock Option Assumption Agreement used in connection with the 1994 Stock Option Plan

                                                          1994 STOCK OPTION PLAN

                            CABLETRON SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT
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OPTIONEE:

     STOCK OPTION ASSUMPTION AGREEMENT issued as of the ___ day of July, 1996 by Cabletron Systems, Inc., a Delaware corporation ("Cabletron").

     WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of ZeitNet Inc., a California corporation ("ZeitNet"), which were granted to Optionee under the ZeitNet Inc. 1994 Stock Option Plan (the "Plan") and are evidenced by either an Incentive Stock Option Agreement, an Incentive Stock Option Agreement for use in an exempt transaction under Section 25102(f) of the California Corporations Code, a Nonqualified Stock Option Agreement, or a Nonqualified Stock Option Agreement for use in an exempt transaction under Section 25102(f) of the California Corporations Code (collectively the "Option Agreement") between ZeitNet and Optionee.

     WHEREAS, ZeitNet has this day been acquired by Cabletron through merger of a wholly-owned Cabletron subsidiary, Cabletron Systems of California, Inc. ("Acquisition Corporation"), with and into ZeitNet (the "Merger") pursuant to the Agreement and Plan of Merger dated as of June 3, 1996 by and among Cabletron, ZeitNet and Acquisition Corporation (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cabletron to assume all obligations of ZeitNet under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option a notice setting forth such holder's rights after consummation of the Merger.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is .15737 of a share of Cabletron common stock ("Cabletron Stock") for each outstanding share of ZeitNet common stock (the "Exchange Rate").

     WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cabletron in connection with the Merger.
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     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of ZeitNet common stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "ZeitNet Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cabletron hereby assumes, as of the Effective Time, all the duties and obligations of ZeitNet under each of the ZeitNet Options. In connection with such assumption, the number of shares of Cabletron Stock purchasable under each ZeitNet Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Rate at which shares of ZeitNet common stock were converted into shares of Cabletron Stock in consummation of the Merger. Accordingly, the number of shares of Cabletron Stock subject to each ZeitNet Option hereby assumed, and the adjusted exercise price payable per share of Cabletron Stock under the assumed ZeitNet Option, shall be as indicated for that option in attached Exhibit B.

     2. The intent of the foregoing adjustments to each assumed ZeitNet Option is to assure that the spread between the aggregate fair market value of the shares of Cabletron Stock purchasable under that option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the ZeitNet common stock subject to the ZeitNet Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the ZeitNet Option immediately prior to the Merger.

     3. The following provisions shall govern each ZeitNet Option hereby assumed by Cabletron:

     - Unless the context otherwise requires, all references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean Cabletron, all references to "Stock" shall mean shares of Cabletron Stock, and all references to the "Board" shall mean the Incentive Compensation Committee of the Board of Directors of Cabletron.

     - The grant date and the expiration date of each assumed ZeitNet Option and all other provisions which govern either the exercisability or the termination of the assumed ZeitNet Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cabletron Stock.

     - Each assumed ZeitNet Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cabletron Stock subject to each such

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installment adjusted to reflect the Exchange Rate.  Accordingly, no accelerated vesting of the ZeitNet Options shall be deemed to occur by reason of the Merger, and the grant date for each assumed ZeitNet Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

     - For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to Cabletron or any present or future Cabletron subsidiary, including (without limitation) ZeitNet. Accordingly, the provisions of the Option Agreement governing the termination of the assumed ZeitNet Option upon the Optionee's cessation of employee status with ZeitNet shall hereafter be applied on the basis of the Optionee's cessation of employee status with Cabletron and its subsidiaries, and each assumed ZeitNet Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with Cabletron and its subsidiaries.

     - The adjusted exercise price payable for the Cabletron Stock subject to each assumed ZeitNet Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cabletron Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as ZeitNet common stock prior to the Merger shall be taken into account.

     - In order to exercise each assumed ZeitNet Option, Optionee must deliver to Cabletron a written notice of exercise in which the number of shares of Cabletron Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cabletron Stock and should be delivered to Cabletron at the following address:

     Cabletron Systems, Inc.
     35 Industrial Way
     Rochester, New Hampshire  03867
     Attention:  Edward Cortes

     4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

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     IN WITNESS WHEREOF, Cabletron Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _________, 1996.

                              CABLETRON SYSTEMS, INC.


                              By:
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                                   EXHIBIT A


       Optionee's Outstanding Options to Purchase Shares of ZeitNet Inc.
                           Common Stock (Pre-Merger)

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                                   EXHIBIT B

  Optionee's Outstanding Options to Purchase Shares of Cabletron Systems, Inc.
                           Common Stock (Post-Merger)

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